Exhibit 10.4
First Tennessee Bank National Association

PROMISSORY NOTE

$18,000,000.00                                                                                                                             December 8, 2006
                                                                                                                                                    Memphis, Tennessee
            FOR VALUE RECEIVED, UTG, Inc., a Delaware Corporation, (“Borrower”), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION,  Memphis, Tennessee (“Lender”; Lender and any subsequent holder[s] hereof are hereinafter collectively referred to as “Holder”), the principal sum of Eighteen Million and 00/100 DOLLARS ($18,000,000.00), together with interest thereon, on so much thereof as shall remain outstanding from time to time, at the rates hereinafter provided.
            [This is a Master Promissory Note, and it is contemplated that the full principal amount of this Note shall not be advanced on the date hereof and that further advances shall be disbursed subsequent to the date hereof.  Any advance shall be conclusively agreed to have been made to or for the benefit of and at the request of Borrower when deposited or credited to an account of Borrower with Lender.]
            The interest rate on the Note is subject to change from time to time based on changes in an independent index which is the LIBOR Rate (as hereinafter defined), adjusted and determined as of the opening of business on the first date of the month in which the Note is dated (the “Initial Pricing Date”) and on the 1st day of every third month hereafter (the “Interest Rate Change Date”).  The “LIBOR RATE” shall mean the London Interbank Offered Rate of interest for an interest period of three (3) months, as reported in the Wall Street Journal published on each Interest Rate Change Date.  Each change in the Index which results from a change in the LIBOR Rate shall become effective, without notice to the Borrower, on each Interest Rate Change Date following any change in the LIBOR Rate; provided, however, that if The Wall Street Journal is not published on such date, the LIBOR Rate shall be determined by reference to The Wall Street Journal last published immediately preceding such date (the “Index”).  The Index is not necessarily the lowest rate charged by Lender on its Loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower.  Lender will tell Borrower the current Index upon Borrower’s request.  The interest rate change will not occur more often than every third month.  Borrower understands the Lender may make loans based on other rates as well.  The Index is currently 5.35% per annum.  The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 1.80 percentage points over the Index, resulting in an initial rate of 7.15% per annum.  Notwithstanding anything else in this instrument to the contrary, in no event shall the maximum rate of interest payable in respect to the indebtedness evidenced hereby exceed the maximum rate of interest allowed to be charged by applicable law.
            Payment Schedule.  Said principal and the accrued interest thereon are payable in the following manner, to-wit:
(i)         Commencing March 8, 2007, and on the same day of each consecutive quarter thereafter until and including December 7, 2007, accrued interest only shall be due and payable.
(ii)        Borrower will pay this loan in 5 principal payments of $3,600,000 each, commencing December 7, 2008, and a like amount due annually on the same day of each year thereafter to and including December 7, 2012, at which time the outstanding principal balance hereof and all accrued and unpaid interest thereon shall be due and payable.  In addition, Borrower will pay regular quarterly payments of accrued unpaid interest due as of each payment date, commencing March 8, 2007, with all subsequent interest payments to be due on the same day of each quarter after that.
            Place of Payment.  All payments in respect of the indebtedness evidenced by this Note shall be payable in lawful money of the United States of America, at the office of Lender, 845 Crossover Lane, Suite 150, Memphis, Tennessee, 38117 or such other place as the Holder of this Note may designate in writing.  Interest shall be calculated on a 365/365 basis; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.
            Late Charge.  Borrower shall pay a “late charge” equal to the lesser of (i) One Hundred Dollars ($100.00) or (ii) five percent (5%) of any payments of principal and/or interest due when paid more than ten (10) days after the due date thereof (provided that in no event shall said “late charge” result in the payment of interest in excess of the maximum interest permitted by law) to cover the extra expenses involved in handling delinquent payments.
            Prepayments.  The indebtedness evidenced hereby may be prepaid, in whole or in part, at any time without penalty.  Any prepayment shall be applied first to accrued and unpaid interest on the outstanding principal balance, and the remainder, if any, shall be applied to reduce the outstanding principal balance of this Note in the sequential order of its maturity.
            Security.  This Note is secured by, among other things, the lien and provisions of a certain Commercial Pledge Agreement, dated of even date herewith, executed and delivered by Borrower to Lender, covering certain Collateral as described therein.
             Loan Agreement.  The proceeds of this Note are being advanced pursuant to the terms of that certain Loan Agreement (“the Loan Agreement”) of even date herewith by and between Borrower and Lender.  Any default under the terms of said Loan Agreement shall constitute a default hereunder.
In the event that any one or more of the Events of Default specified in the Loan Agreement shall have happened, the Holder of this Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note, the Loan Agreement, the Negative Pledge Agreement, or the Commercial Pledge Agreement or in aid of the exercise of any power or right granted by this Note, the Loan Agreement, the Negative Pledge Agreement,  or the Commercial Pledge Agreement  or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder of this Note.
Upon the occurrence of any Event of Default as set forth herein, at the option of Holder and without notice to Borrower, all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at the lesser of (a) fourteen percent (14%) per annum or (b) the maximum effective contract rate which is it lawful for the holder hereof to charge. (the “Default Rate”)  regardless of whether there has been an acceleration of the payment of principal as set forth herein.  All such interest shall be paid at the time of and as a condition precedent to the curing of any such default (to the extent that any such cure is otherwise expressly permitted under the terms of this Note).
            Limitation of Interest.  Notwithstanding any provision herein to the contrary, it is the intent of the Lender and the Borrower that neither the Lender nor any subsequent Holder shall be entitled to receive, collect, reserve or apply, as interest, any amount in excess of the maximum lawful rate of interest permitted to be charged by applicable law or regulations, as amended or enacted from time to time.  In the event the Note calls for any interest payment that exceeds the maximum lawful rate of interest then applicable, such interest shall not be received, collected, charged, or reserved until such time as the interest, together with all other interest then payable, falls within the then applicable maximum lawful rate of interest.  In the event Lender, or any subsequent Holder, receives any such interest in excess of the then maximum lawful rate of interest, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such, or, if the principal indebtedness evidenced hereby is paid in full, any remaining excess funds shall immediately be paid to Borrower.
            Cumulative Rights.  No delay on the part of the Holder of this Note in the exercise of any power or right under this Note or any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or in the exercise of any other power or right.  Enforcement by the Holder of this Note of any security for the payment hereof shall not constitute any election by it or remedies so as to preclude the exercise of any other remedy available to it.
            Waiver.  Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Borrower and all other parties hereto.  No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws.  Unless otherwise specifically agreed by Holder in writing, the liability of Borrower and all other persons now or hereafter liable for payment of the indebtedness evidenced hereby, or any portion thereof, shall not be affected by (1) any renewal hereof or other extension of the time for payment of the indebtedness evidenced hereby or any amount due in respect thereof, (2) the release of all or any part of any collateral now or hereafter securing the payment of the indebtedness evidenced hereby or any portion thereof, or (3) the release of or resort to any person now or hereafter liable for payment of the indebtedness evidenced hereby or any portion thereof.  This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  To the extent permitted by applicable law, Borrower hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any appraisement, exception and homestead now provided, or that may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.
            Attorney’s Fees and Costs.  In the event one or more Events of Default shall occur, and in the event that thereafter this Note is placed in the hands of an attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then, and in any such case, there shall be added to the unpaid principal balance hereof all costs of collection, including, but not limited to, reasonable attorneys’ fees and all expenses incurred in connection with the exercise of any rights under this Note incurred by the Holder hereof on account of such collection, whether or not suit is filed.
            Governing Law.  This Note has been negotiated, executed and delivered in the State of Tennessee and shall be construed in accordance with the laws of the State of Tennessee, except to the extent that Federal law may be applicable to the determination of the Default Rate.
            Headings.  The headings of the Sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.
            Successors and Assigns.  As used herein, the terms “Borrower” and “Holder” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.  In the event that more than one person, firm or entity is a Borrower hereunder, then all references to “Borrower” shall be deemed to refer equally to each of said persons, firms and/or entities, all of whom shall be jointly and severally liable for all of the obligations of Borrower hereunder.
            IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first set forth above.

BORROWER:

UTG, INC.

By:_/s/ Theodore C. Miller_______

Title:_Sr. Vice President_________